Exhibit 8.1

[DEWEY & LEBOEUF LLP LETTERHEAD]

September 23, 2010

To the Addressees Listed

on Schedule One Attached Hereto

Re:	AmeriCredit Automobile Receivables Trust 2010-3

Ladies and Gentlemen:

We have acted as tax counsel to AmeriCredit Financial Services, Inc., a Delaware corporation (“AmeriCredit”), AFS SenSub Corp., a Nevada corporation (“AFS SenSub”) and AmeriCredit Automobile Receivables Trust 2010-3 (the “Issuer”), as to certain matters in connection with the issuance of the $123,000,000 Class A-1 0.31125% Asset Backed Notes (the “Class A-1 Notes”), $281,000,000 Class A-2 0.77% Asset Backed Notes (the “Class A-2 Notes”), $194,251,000 Class A-3 1.14% Asset Backed Notes (the “Class A-3 Notes”), $71,995,000 Class B 2.04% Asset Backed Notes (the “Class B Notes”), $93,361,000 Class C 3.34% Asset Backed Notes (the “Class C Notes”) and $86,393,000 Class D 4.98% Asset Backed Notes (the “Class D Notes” and collectively with the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class B Notes and the Class C Notes, the “Notes”) which will be issued pursuant to an Indenture (the “Indenture”) dated as of September 20, 2010 between the Issuer and Wells Fargo Bank, National Association, as Trustee and Trust Collateral Agent (in such capacities, the “Trustee” and the “Trust Collateral Agent”, respectively) and the certificate (the “Certificate”) which will be issued pursuant to a Trust Agreement dated as of August 24, 2010, as amended and restated as of September 20, 2010 (the “Trust Agreement”) between AFS SenSub and Wilmington Trust Company, as Owner Trustee (the “Owner Trustee”). Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Indenture.

The term “Prospectus” means, collectively, the Base Prospectus, the Preliminary Prospectus Supplement, the Upsizing Prospectus and the Prospectus Supplement. The term “Base Prospectus” means the prospectus dated November 7, 2007, included in the Registration Statement. The term “Registration Statement” means (i) the Registration Statement on Form S-3

To the Addressees Listed

    on Schedule One Attached Hereto

September 23, 2010

(No. 333-146701), including the exhibits thereto, (ii) all documents incorporated by reference therein pursuant to Item 12 of Form S-3 and (iii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes. The term “Preliminary Prospectus Supplement” means the preliminary prospectus supplement dated September 13, 2010 specifically relating to the Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations. The term “Upsizing Prospectus” means the supplement to the Preliminary Prospectus Supplement entitled “Supplement, dated September 14, 2010 (subject to completion) to Prospectus Supplement, dated September 13, 2010 (subject to completion) to Prospectus, dated November 7, 2007” specifically relating to the Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations. The term “Prospectus Supplement” means the prospectus supplement dated September 15, 2010 specifically relating to the Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations.

As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Sale and Servicing Agreement dated as of September 20, 2010 among the Issuer, AmeriCredit, AFS SenSub and Wells Fargo Bank, National Association, as Backup Servicer and Trust Collateral Agent, the Prospectus, the Indenture, the Trust Agreement and other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by AmeriCredit and the underwriters.

We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the “IRS”).

In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

To the Addressees Listed

    on Schedule One Attached Hereto

September 23, 2010

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

(1) The Notes will be characterized as indebtedness because: (i) the characteristics of the transaction strongly indicate that, in economic substance, the transaction is the issuance of indebtedness; (ii) the form of the transaction is an issuance of indebtedness; and (iii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

(2) Assuming compliance with the terms of the Trust Agreement and the related documents, the Issuer will not be characterized as an association, or a publicly traded partnership, taxable as a corporation.

(3) The statements in the Prospectus under the heading “Material Federal Income Tax Consequences”, as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

Except for the opinion set forth above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. This opinion is for the benefit of the addressees hereof and any subsequent transferee of the Notes, and it may not be relied on by any party without our expressed consent in writing; provided, however, copies of this letter may be posted by the Issuer or AmeriCredit to a password protected website accessible by any nonhired “nationally recognized statistical rating organization” (a “NRSRO”) that provides to the Issuer or AmeriCredit the certification required by subsection (e) of Rule 17g-5 under the Securities and Exchange Act of 1934, as amended (or any successor provision to such subsection) (“Rule 17g-5”), and agrees to keep this letter confidential as contemplated by Rule 17g-5; provided, that no such NRSRO will be entitled to rely on this letter, and each such NRSRO, by accessing a copy of this letter, will be deemed to have agreed to comply with the terms of this sentence and not to provide copies of this letter to any other person. We express no opinion on any matter not discussed in this letter, and we undertake no obligation to update the opinion contained herein after the date hereof.

Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties. Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.

Very truly yours,

/s/ Dewey & LeBoeuf LLP

SCHEDULE ONE

AmeriCredit Financial Services, Inc.	RBS Securities Inc.
AmeriCredit Automobile Receivables Trust 2010-3	600 Washington Boulevard
Stamford, Connecticut 06901
801 Cherry Street, Suite 3500
Fort Worth, Texas 76102	Wells Fargo Bank, National Association, as Trustee, Backup Servicer and Trust Collateral Agent

AFS SenSub Corp.
2265 B Renaissance Drive, Suite 17	Sixth Street and Marquette Avenue,
Las Vegas, Nevada 89119	MAC N9311-161
Minneapolis, Minnesota 55479
Barclays Capital Inc.
745 Seventh Avenue, 5th Floor	Wilmington Trust Company as Owner Trustee
New York, New York 10019
Rodney Square North,
UBS Securities LLC	1100 North Market Street
1285 Avenue of the Americas	Wilmington, Delaware 19890
New York, New York 10019
Standard & Poor’s Rating Services, a
Wells Fargo Securities, LLC,	Standard & Poor’s Financial Services
301 S. College Street	LLC Business
Charlotte, North Carolina 28288	55 Water Street
New York, New York 10041
Credit Suisse Securities (USA) LLC
Eleven Madison Avenue, 4th Floor	Deloitte & Touche USA LLP
New York, New York 10010	Two World Financial Center, 15th Floor
225 Liberty Street
J.P. Morgan Securities LLC	New York, New York 10281-141
383 Madison Avenue, 31st Floor
New York, New York 10017